Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

CARROLS RESTAURANT GROUP, INC. ANNOUNCES THE APPOINTMENT OF

CLAYTON WILHITE AS CHAIRMAN OF THE BOARD OF DIRECTORS

Syracuse, New York — (Businesswire) – January 20, 2012 — Carrols Restaurant Group, Inc. (NASDAQ:TAST) announced that Clayton Wilhite has been appointed non-executive Chairman of the Board of Directors. He succeeds Alan Vituli who retired as Chairman and as a director effective January 16, 2012. Mr. Wilhite, who joined the Board in 1997, is its longest serving independent director. Mr. Wilhite has spent almost 40 years in the advertising and marketing industry and prior to joining Carrols’ board he served several clients in the restaurant sector, including Burger King Corporation. As previously announced, Daniel Accordino succeeded Mr. Vituli as CEO on January 1, 2012. Mr. Vituli is expected to continue as the non-executive Chairman of the Board of Directors of Fiesta Restaurant Group, Inc. (“Fiesta”) following the spinoff of Fiesta.

On behalf of the Board of Directors, Mr. Wilhite said: “The Board thanks Alan Vituli for his dedicated service in guiding Carrols over the past two and one-half decades. During his tenure Mr. Vituli took Carrols, which was then a modest Burger King franchisee, and led it to become one of the largest multi brand restaurant companies in the U.S. We and the thousands of Carrols employees across the country are grateful for all of his valuable contributions over the years”.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation and Fiesta Restaurant Group, Inc., is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 551 company-owned and operated restaurants in 17 states as of October 2, 2011, and 35 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras, Trinidad, the Bahamas and Venezuela. Carrols Restaurant Group, through its indirect wholly owned subsidiary Fiesta Restaurant Group, Inc. owns and operates the Pollo Tropical and Taco Cabana restaurant businesses. Carrols Restaurant Group is also the largest Burger King franchisee, based on the number of restaurants, and has operated Burger King Restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans, (including, without limitation, the Company’s planned spin-off transaction) are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.